Exhibit 99.1

XenoPort Reports Third Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--November 2, 2011--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the third quarter and nine months ended September 30, 2011. Revenues for the third quarter were $0.4 million, compared to $0.4 million for the same period in 2010. Net loss for the third quarter was $18.8 million, compared to a net loss of $19.9 million for the same period in 2010. At September 30, 2011, XenoPort had cash, cash equivalents and short-term investments of $103.1 million.

XenoPort Business Updates

Since the start of the third quarter, XenoPort’s business updates include:

  GlaxoSmithKline (GSK), XenoPort’s collaborator for Horizant™ (gabapentin enacarbil) Extended-Release Tablets for the treatment of moderate-to-severe primary restless legs syndrome (RLS) in adults in the United States, started promoting Horizant in July 2011. Pursuant to the collaboration agreement, GSK is responsible for recording sales of Horizant in the United States. For the three and nine months ended September 30, 2011, net sales of Horizant as recorded by GSK were $0.6 million and $1.2 million, respectively.
  GSK filed a supplemental new drug application (sNDA) under Section 505(b)(2) for Horizant in the management of post-herpetic neuralgia (PHN). The filing included data from several trials in PHN patients, including a 12-week, randomized, double-blind, placebo-controlled trial of Horizant that showed a statistically significant improvement in the 24-hours average pain intensity score in subjects treated with Horizant over placebo. The most common side effects of Horizant were dizziness, somnolence and headache. The U.S. Food and Drug Administration (FDA) has accepted the sNDA and provided an effective Prescription Drug User Fee Act (PDUFA) date to complete its review of June 9, 2012. Under the terms of XenoPort’s collaboration agreement with GSK, the FDA’s acceptance of the sNDA gave rise to a milestone payment to XenoPort of $5.0 million.
  XenoPort completed enrollment of a Phase 2b trial of XP21279 as a potential treatment of patients with Parkinson’s disease and expects top-line results by the end of 2011.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “In the first quarter of the launch of Horizant, we have seen month over month increases in prescriptions as reported by leading data services. As the launch promotion continues and new educational materials come online in the fourth quarter, we expect more physicians and patients in the United States will have the opportunity to learn about the benefits and risks of Horizant as a treatment for RLS. Our partner Astellas Pharma Inc. continues to indicate that it remains possible that regulatory authorities in Japan will make a decision on the approval of gabapentin enacarbil for the treatment of restless legs syndrome by year end.”

Dr. Barrett continued, “With regard to the rest of our product candidate pipeline, we are actively enrolling subjects in our Phase 3 clinical trial for arbaclofen placarbil (AP) as a potential treatment of spasticity in multiple sclerosis (MS) patients. By the end of the year, we anticipate releasing the top-line results of our Phase 2b trial of XP21279. We remain on track in our efforts to file an investigational new drug (IND) application for XP23829, a novel fumarate analog for the potential treatment of relapsing-remitting MS, in the first half of 2012.”

XenoPort Third Quarter and Nine-Month Financial Results

Revenues for the third quarter were $0.4 million, compared to $0.4 million for the same period in 2010. Revenues for both periods primarily reflected the amortization of revenue recognized from an up-front license payment related to the company’s agreement with Astellas Pharma Inc.

Revenues for the nine months ended September 30, 2011 were $38.1 million, compared to $1.0 million for the same period in 2010. The increase in revenues was primarily due to one-time milestone payments from Astellas and GSK related to the approval and commercial launch of Horizant in the United States.

Research and development expenses for the third quarter of 2011 were $11.5 million, compared to $13.8 million for the same period in 2010. Research and development expenses for the nine months ended September 30, 2011 were $31.3 million, compared to $41.7 million for the same period in 2010. The decrease in research and development expenses in the three months and nine months ended September 30, 2011 compared to the same periods in 2010 was principally due to decreased net costs for AP and XP21279, as well as decreased personnel costs primarily related to decreased headcount and decreased non-cash stock-based compensation, partially offset by increased preclinical development costs.

Selling, general and administrative expenses were $7.7 million for the third quarter of 2011, compared to $6.6 million for the same period in 2010. Selling, general and administrative expenses were $23.5 million for the nine months ended September 30, 2011, compared to $21.9 million for the same period in 2010. The increase in selling, general and administrative expenses in the three and nine months ended September 30, 2011 compared to the same periods in 2010 was primarily due to increased personnel, consulting and market research costs.

Net loss for the third quarter of 2011 was $18.8 million, compared to a net loss of $19.9 million for the same period in 2010. Net loss for the nine months ended September 30, 2011 was $16.5 million, compared to a net loss of $67.6 million for the same period in 2010. Net loss per basic and diluted share was $0.53 in the third quarter of 2011 versus net loss per basic and diluted share of $0.65 for the same period in the prior year. For the nine-month period ended September 30, 2011, net loss per basic and diluted share was $0.47 versus net loss per basic and diluted share of $2.22 for the same period in 2010.

Other News: New Employment Inducement Awards

XenoPort also reported today that equity awards were made to two new employees subject to the terms and conditions of the XenoPort 2010 Inducement Award Plan. The employees were granted stock options to purchase an aggregate of 6,000 shares of XenoPort's common stock and restricted stock units representing an aggregate of 2,500 shares of XenoPort's common stock. The stock options have a per share exercise price of $6.01, the closing trading price of XenoPort's common stock on the Nasdaq Global Select Market on the November 1, 2011 grant date. The stock options have a ten-year term and vest over four years, with 25% cliff vesting on the first anniversary of the employee's date of hire and 1/48th of the options vesting monthly thereafter. The restricted stock units vest in four equal annual installments on anniversaries of the November 1, 2011 grant date. The equity awards were approved by the independent compensation committee of XenoPort’s board of directors and were granted as an inducement material to the new employees entering into employment with XenoPort in accordance with Nasdaq Market Place Rule 5635(c)(4).

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 20403082.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 20403082. Dial-in access to the replay of the call will be available for approximately one week, and the Internet replay of the call will be available for approximately one month following the live call.

About XenoPort

XenoPort is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. Horizant is XenoPort’s first FDA-approved product. GSK holds commercialization rights and certain development rights for gabapentin enacarbil in the United States. Gabapentin enacarbil is also being developed in partnership with Astellas for the potential treatment of Restless Legs Syndrome in Japan. XenoPort holds all other world-wide rights and has co-promotion and certain development rights to gabapentin enacarbil in the United States. XenoPort’s pipeline of product candidates includes potential treatments for patients with neuropathic pain, spasticity and Parkinson’s disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to potential future regulatory actions by the FDA related to the sNDA for Horizant for the potential treatment of PHN; potential sales of Horizant; XenoPort’s clinical development programs for AP and XP21279, and the timing or results thereof; XenoPort's future preclinical studies and clinical trials and the timing thereof; the suitability of Horizant/gabapentin enacarbil as a treatment for PHN; the suitability of AP as a treatment for spasticity; the suitability of XP21279 as a treatment for Parkinson’s disease; the potential for starting clinical development of XP23829 and the timing thereof; the potential suitability of XP23829 as a treatment for relapsing-remitting MS; the timing and outcome of regulatory action for gabapentin enacarbil in Japan; and the therapeutic and commercial potential of XenoPort's product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expect,” “potential,” “possible,” “will,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort's dependence on GSK to commercialize Horizant; the uncertainty of the FDA or Japan approval process and other regulatory requirements; uncertain results and timing of clinical trials; XenoPort’s ability to successfully conduct clinical trials in the anticipated timeframes, or at all; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the Securities and Exchange Commission on August 5, 2011. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a registered trademark of XenoPort, Inc.

Horizant is a trademark of GSK.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2011	2010
	(In thousands)
Current assets:
Cash and cash equivalents	$12,690	$23,192
Short-term investments	90,448	85,403
Prepaids and other current assets	3,309	2,206
Total current assets	106,447	110,801
Property and equipment, net	4,965	7,209
Restricted investments and other assets	2,673	3,219
Total assets	$114,085	$121,229
Liabilities:
Current liabilities	$11,077	$11,487
Noncurrent liabilities	14,646	15,783
Total liabilities	25,723	27,270
Stockholders’ equity:
Common stock	35	35
Additional paid-in capital and other	492,227	481,330
Accumulated deficit	(403,900)	(387,406)
Total stockholders’ equity	88,362	93,959
Total liabilities and stockholders’ equity	$114,085	$121,229

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010
	(In thousands, except per share amounts)
Revenues:
Net revenue from unconsolidated joint operating activities	$—	$10	$30,000	$(164)
Collaboration revenue	379	379	8,137	1,137
Total revenues	379	389	38,137	973
Operating expenses:
Research and development*	11,518	13,763	31,276	41,709
Selling, general and administrative*	7,713	6,597	23,539	21,877
Restructuring charges	—	—	—	5,275
Total operating expenses	19,231	20,360	54,815	68,861
Loss from operations	(18,852)	(19,971)	(16,678)	(67,888)
Interest income	59	72	184	242
Net loss	$(18,793)	$(19,899)	$(16,494)	$(67,646)
Basic and diluted net loss per share	$(0.53)	$(0.65)	$(0.47)	$(2.22)
Shares used to compute basic and diluted net loss per share	35,444	30,565	35,372	30,506

* Includes employee non-cash stock-based compensation, excluding non-cash stock-based compensation resulting from XenoPort’s restructuring plan, as follows:

Research and development	$1,223	$1,891	$4,009	$6,228
Selling, general and administrative	2,278	2,338	6,961	7,097
Total stock-based compensation expense	$3,501	$4,229	$10,970	$13,325

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com